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                                 SCIOS INC.
              ------------------------------------------------
              (Name of Registrant as specified in its charter)

                               RANDAL J. KIRK
                                RJK, L.L.C.
                             KIRKFIELD, L.L.C.
                      THE KIRK FAMILY INVESTMENT PLAN
    --------------------------------------------------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)


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                               PRESS RELEASE


Media Contact:             Caroline Gentile/Robert Siegfried
                           Kekst and Company
                           212-521-4800

Investor Contact:          Paul Schulman
                           Corporate Investor Communications
                           201-896-5690


            SCIOS' BOARD URGED TO MEET WITH LARGEST STOCKHOLDER
                   ABOUT PLAN TO BUILD STOCKHOLDER VALUE


RADFORD, VA, January 18, 2000 - The following letter was sent today to Donald B. Rice, Chairman of the Board of Directors of Scios Inc. (NASDAQ:
SCIO) from Randal J. Kirk, one of Scios' largest stockholders, offering to meet with Mr. Rice and other members of the Scios Board to move forward with a strategic plan to grow the Company and provide both immediate and long-term value to stockholders. The following is a copy of the letter sent by Mr. Kirk to Mr. Rice:


                           THIRD SECURITY, L.L.C.
                             The Governor Tyler
                             1902 Downey Street
                          Radford, Virginia 24141


                                               January 18, 2000


Dr. Donald B. Rice
Chairman of the Board
of Scios Inc.
820 West Maude Ave.
Sunnyvale, California 94086

Dear Dr. Rice:

            I hope that you will agree that building stockholder value for Scios and maximizing the Company's ability to capitalize on its assets to achieve this objective are in the best interests of Scios and all Scios stockholders. This certainly is my goal, and I would expect it to be the goal of the present Scios Board as well. Let me propose, therefore, a meeting with you and other interested members of Scios' Board to try to work together to develop a program that serves the long-term best interests of stockholders with respect to the future strategic direction of Scios. Such a meeting can be a constructive first step toward our amicably working together on behalf of the Company and all its stockholders.

            Specifically, I am concerned, as one of Scios' largest stockholders, that management's current business plan is both high-risk and creates no reasonable opportunity for profitability or for increasing stockholder value. I am concerned that the present strategic reliance on the hope that Natrecor succeeds on its second FDA submission is flawed because such a strategy (1) fails to recognize and repair the lack of credibility of Scios within the pharmaceutical and investment communities;
(2) fails to articulate how this Company would make productive use of any proceeds ultimately realized from Natrecor; and (3) fails to maximize the value of the other significant assets of the Company.

            I believe the Company needs to adopt a more targeted and financially rigorous approach which would focus on Natrecor and other programs for which funds are legally committed or which have a realistic prospect of becoming commercially viable or profitably licensed in the near term. The approach I propose also would include using the savings from the curtailment of the more speculative and longer-range R&D efforts and other cost cutting measures to recapitalize the Company in a manner that will immediately enhance stockholder value.

            I have several specific ideas for implementing this targeted approach that I would be most willing to discuss with you in detail. They include:

      1. If legally and operationally feasible, separate the psychiatric marketing business from the rest of Scios in a tax efficient manner;

      2. Eliminating all non-funded R&D that is not legally committed, except for Natrecor and other products that have significant potential for near term commercial viability;

      3. Using a significant portion of available cash resources (including the savings from curtailment of R&D) for a substantial repurchase of Company shares, either through accelerated open-market purchases or a Dutch auction self tender offer; and

      4. Aggressively marketing or otherwise rationalizing the Company's intellectual property estate.

            A program such as this is a win for all concerned - Scios, stockholders, and employees. And, as importantly, it should better position Scios for the long-term. I believe that, if you and your colleagues are willing to do what is best for Scios and stockholders, our joint development of a plan incorporating these ideas makes sound business sense.

            If a mutually agreeable plan to more rapidly build Scios stockholder value were in place, I would end my proxy solicitation in return for minority Board representation, which would not require the replacement of any existing director. For example, the Board could be expanded by two, for a total of nine directors with Larry Horner, who has our mutual respect, and myself being appointed to the Board.

            You and your colleagues can be assured that the proxy solicitation I have commenced is not an attempt by me to gain control of the Company for any personal advantage. Despite my contrary written assurances, you have supposed that I am interested in pursuing some type of business relationship concerning Lotus Biochemical but this is absolutely untrue. Rather, my interest is that of a stockholder who wants to restore investor confidence in the Company through programs that will allow it to become profitable and increase stockholder value in the near term, while realizing full value for its significant intellectual property estate in the longer term.

            Please inform me at your earliest convenience regarding my offer to meet with you and your colleagues on the Board. I would welcome the opportunity to discuss in greater detail how these ideas or suitable alternatives might be implemented and to discuss any concerns or ideas the Company might have. I sincerely hope that we can meet and work together for the benefit of Scios and its stockholders to resolve this matter in a prompt and constructive manner. Since time is of the essence, I request that you respond to me as soon as possible, but no later than January 24, 2000.

            I look forward to your reply.


                                            Very truly yours,


                                            /s/ Randal J. Kirk
                                            Randal J. Kirk


cc:      Board of Directors of Scios Inc.